Exhibit 3

Public Notice of Record Date

Takara Leben Co., Ltd. hereby announces that it has set March 31, 2010 as the record date, and determined that shareholders entered or recorded in the shareholder registry as of the end of that record date will receive allotment of newly-issued stock acquisition rights without contribution the issuance of which will become effective on April 1, 2010.

March 5, 2010

Yoshio Murayama

President and Representative Director

Takara Leben Co., Ltd.

2-6-1, Nishi-shinjuku, Shinjuku-ku, Tokyo